Exhibit 99.B(h)(6)(b)

FORM OF SCHEDULE A

TO THE EXPENSE LIMITATION AGREEMENT
FOR CERTAIN FUNDS OF

THE VICTORY PORTFOLIOS
DATED August 1, 2013

BETWEEN

THE VICTORY PORTFOLIOS AND VICTORY CAPITAL MANAGEMENT INC.

OPERATING EXPENSE LIMITS

AS OF March 1, 2018

Fund/Class	Maximum Operating Expense Limit*	Date of Termination	Effective Date of Waiver
Strategic Allocation Fund — Class A	0.40%	February 28, 2019	March 1, 2018
Strategic Allocation Fund — Class C	1.15%	February 28, 2019	March 1, 2018
Strategic Allocation Fund — Class I	0.15%	February 28, 2019	March 1, 2018
Strategic Allocation Fund — Class R	0.65%	February 28, 2019	March 1, 2018

*Excluding AFFE

A-1